As filed with the Securities and Exchange Commission on March 6, 2023

No. 333-195125

No. 333-202453

No. 333-209841

No. 333-216459

No. 333-223335

No. 333-229932

No. 333-236679

No. 333-253481

No. 333-263246

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-195125

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-202453

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-209841

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-216459

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-223335

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-229932

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-236679

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-253481

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-263246

UNDER

THE SECURITIES ACT OF 1933

CONCERT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4839882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

(781) 860-0045

(Address of registrant’s principal executive offices)

Amended and Restated 2006 Stock Option and Grant Plan

2014 Stock Incentive Plan

(Full titles of the plans)

Erik Zwicker

General Counsel

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

(781) 860-0045

(Name, address and telephone number of agent for service)

Copy To:

William H. Aaronson

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Concert Pharmaceuticals, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-195125, registering 4,159,374 shares of common stock of the Company, par value $0.001 per share (“Shares”), issuable pursuant to the Company’s Amended and Restated 2006 Stock Option and Grant Plan and the Company’s 2014 Stock Incentive Plan., filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2014;

•	Registration Statement No. 333-202453, registering 729,363 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on March 2, 2015;

•	Registration Statement No. 333-209841, registering 886,606 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on March 1, 2016;

•	Registration Statement No. 333-216459, registering 892,679 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on March 6, 2017;

•	Registration Statement No. 333-223335, registering 925,615 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on March 1, 2018;

•	Registration Statement No. 333-229932, registering 937,503 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on February 28, 2019;

•	Registration Statement No. 333-236679, registering 954,603 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on February 27, 2020;

•	Registration Statement No. 333-253481, registering 1,274,487 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on February 25, 2021; and

•	Registration Statement No. 333-263246, registering 1,389,561 Shares, issuable pursuant to the Company’s 2014 Stock Incentive Plan, filed with the Commission on March 3, 2022.

On January 19, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (“Sun Pharma”), and Foliage Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on March 6, 2023, Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect subsidiary of Sun Pharma.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, on March 6, 2023.

Concert Pharmaceuticals, Inc.

By:	/s/ Erik Zwicker
Name:	Erik Zwicker
Title:	Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.